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                                                                                   Exhibit 12(e)

                            Entergy New Orleans, Inc.
              Computation of Ratios of Earnings to Fixed Charges and
       Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                              1994     1995     1996     1997    1998     1999
Fixed charges, as defined:
  Total Interest                                             $18,272 $17,802   $16,304 $15,287 $14,792    $14,680
  Interest applicable to rentals                               1,245     916       831     911   1,045      1,281
                                                             ----------------------------------------------------
Total fixed charges, as defined                               19,517  18,718    17,135  16,198  15,837     15,961

Preferred dividends, as defined (a)                            2,071   1,964     1,549   1,723   1,566      1,566
                                                             ----------------------------------------------------

Combined fixed charges and preferred dividends, as defined   $21,588 $20,682   $18,684 $17,921 $17,403    $17,527
                                                             ====================================================
Earnings as defined:

  Net Income                                                 $13,211 $34,386   $26,776 $15,451 $15,172    $18,961
  Add:
    Provision for income taxes:
     Total                                                     4,600  20,467    16,216  12,142  10,042     13,030
    Fixed charges as above                                    19,517  18,718    17,135  16,198  15,837     15,961
                                                             ----------------------------------------------------

Total earnings, as defined                                   $37,328 $73,571   $60,127 $43,791 $41,051    $47,952
                                                             ====================================================

Ratio of earnings to fixed charges, as defined                  1.91    3.93      3.51    2.70    2.59       3.00
                                                             ====================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                1.73    3.56      3.22    2.44    2.36       2.74
                                                             ====================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the twelve months ended December 31, 1991 include the $90 million effect of the 1991 NOPSI Settlement.


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